Separation Agreement and Release

This Separation Agreement and Release (“Agreement”) is intended to amicably and finally resolve all issues and claims surrounding the employment of Kevin M. Rabbitt (“Employee”) with GES Exposition Services, Inc. (“Employer”) and is made and entered into by and between Employee and Employer.

I. Recitations

•	Employer desires to provide Employee with separation benefits to assist in the transition resulting from the reorganization of Employer and Employee’s termination of employment, provided that Employee executes all transitional responsibilities as agreed upon between Employee and Employer;

•	Employee desires, in exchange for such separation benefits, to waive and release any and all claims that Employee may have against Employer; and

•	Employer desires to enter into a consulting arrangement with Employee, terms to be agreed upon in a separate Consulting Agreement agreeable to both parties, after the Separation Date.

II. Agreement

In consideration of the promises, agreements, covenants, and provisions contained in this Agreement, the sufficiency of which is hereby acknowledged, the parties agree as follows:

A. Salary and Benefits

•	Employee’s employment with Employer will end effective September 30, 2009 (the “Separation Date”).

•	In consideration of the promises of Employee contained herein, Employer agrees to pay Employee a severance benefit equal to fifty-two (52) weeks separation pay ($405,000), less statutory deductions (based upon Employee’s annual base salary as of the Separation Date), the first installment of $101,250 to be paid eight (8) business days following the Separation Date, and the remainder ($303,750) to be paid on January 8, 2010.

•	Employee will be paid, by separate check, a lump sum payment, less statutory deductions, for all earned but unused vacation (including any carryover vacation from 2008) as of the Separation Date, in accordance with state statutory requirements.

•	Employer will pay Employee a lump sum of $4,900 (grossed up) for purposes of payment of the premiums for Employee’s Group Medical, Executive Medical and Dental insurance coverages for twelve (12) months effective on the first day of the month following the Separation Date. This coverage will continue in effect from October 1, 2009 through September 30, 2010, unless Employee becomes eligible for coverage through another employer or through a governmental program. Effective October 1, 2010, Employee may elect to continue, at Employee’s cost, coverage under the Viad health plan, in accordance with the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

•	Employee’s participation in the Viad Corp Performance Unit Plan (“PUP”) and Performance Based Restricted Stock (“PBRS”) Plan will cease as of the Separation Date. Awards shall be paid under the 2007-2009 and 2008-2010 PUP, pursuant to the corresponding Agreements. Full ownership of the earned performance units will occur to the extent not previously earned at the end of the performance period. Pursuant to the corresponding Performance Based Restricted Stock Agreements, the remaining unvested PBRS shares will vest in accordance with the corresponding Agreements whereby Employee shall receive 1,666 shares in January 2010, an additional 2,533 shares in January 2010 and 2,533 shares in January 2011. 17,600 PBRS shares granted in February 2009 shall be forfeited as they will not be earned based on company performance.

•	Employee’s Restricted Stock awards from 2007 (4,500 shares), 2008 (5,400 shares) and 2009 (12,500 shares) will vest in full pursuant to the corresponding Agreements. Total shares vesting are 22,400 (4,500, 5,400 and 12,500).

•	Employee’s participation in Employer’s 401(k) Program (also known as the “TRIM” plan), and Employer’s matching obligation under the Program, will cease as of the Separation Date, and any distribution of the Program’s funds will be in accordance with the provisions of the 401(k) Program. Employee will receive information explaining Employee’s options with regard to Employee’s account in Employer’s 401(k) program from the plan administrator, T Rowe Price, approximately three (3) weeks after the end of the month following the Separation Date.

•	Employee’s participation in any other Employer-sponsored perquisite programs including tax and financial counseling, health club, lunch and country club, and company paid automobile will cease as of the Separation Date. All associated expenses with regard to above-mentioned perquisites will be reimbursed to Employee or paid directly to provider through the Separation Date.

•	Employee’s Life Insurance, Short-Term Disability, Long-Term Disability, and Business Travel Accident insurance coverage will cease as of the Separation Date.

•	Employee’s participation in his Executive Physical, to be completed no later than December 31, 2009.

•	In the event Employee dies prior to receipt of all cash payments and other compensation to which Employee is entitled hereunder, such consideration shall be paid to the Employee’s estate, unless otherwise directed in writing by Employee.

•	Employee will be entitled to outplacement as provided for under the Right Management Officers Outplacement Program. Services under this Program must be commenced within 90 days of the Separation Date.

B. Release of Claims by Employee

In consideration for the receipt of the separation pay and other benefits described in this Agreement and for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by Employee, Employee hereby waives, voluntarily releases and forever discharges Employer, its parent companies, predecessors, successors, affiliates and subsidiaries, and their respective shareholders, employees, officers, representatives, agents, and directors (collectively “the Company”) from the following:

•	All claims arising out of or relating to Employee’s employment with the Company or Employee’s separation from that employment;

•	All claims arising out of or relating to any written or implied personnel policy or practice of the Company or the statements, actions, or omissions of the Company;

•	All claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990, as amended; 42 U.S.C. 12101, et. seq.; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act of 1974; the Equal Pay Act of 1963; the Fair Labor Standards Act; the Worker Adjustment and Retraining Notification Act; the Civil Rights Act of 1991; the Fair Credit Reporting Act; the Older Workers Benefit Protection Act; and any other federal, state or local anti-discrimination acts, state wage acts and non-interference or non-retaliation statutes;

•	All claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; promissory estoppel; Employee’s activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

•	All claims for compensation of any kind, including without limitation, commission payments, bonus payments, vacation pay, and expense reimbursements;

•	All claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages;

•	All claims for attorneys’ fees, costs, and interest.

Employee also waives any right to any form of recovery or compensation from any legal action brought by Employee, or by any state or federal agency on Employee’s behalf in connection with Employee’s employment with or termination of employment from Employer. Employer acknowledges and understands, however, that Employee does not release any claims that the law does not allow to be waived or any claims that may arise after the date on which Employee signs this Agreement. Employee also agrees not to seek re-employment with Employer in the future.

C. Non-Disclosure

Employee agrees that Employee shall not disclose to any person or entity at any time or in any manner, directly or indirectly, any information relating to the operations of Employer, Employer’s affiliates, or Employer’s customers, clients or suppliers that has not already been disclosed to the general public. The parties agree that this provision includes, but is not limited to, the following information: compensation practices or arrangements; human resources practices; employee or former employee names, lists or contact information; financial information; budgets; product and services; strategic business or marketing plans; proprietary information and/or trade secrets; operating procedures; customer lists and/or names; product and service prices; customer charges; contracts; contract negotiations; employee relations matters.; and any other proprietary information related to the business of Employer or its affiliates Employee understands that this listing is not all-inclusive and is provided by way of example. Employee further understands that Employee continues to be bound by the terms and obligations contained in any and all confidentiality agreements signed by Employee during the course of Employee’s employment with Employer, which shall survive and are enforceable following the Employee’s Separation Date according to the terms of such agreements.

D. Mutual Nondisparagement and Neutral Reference

Employee agrees not to express any derogatory or damaging statements about Employer or its directors, officers, employees or agents, or the management of Employer, or Employer’s business condition. Likewise, Employer agrees not to express any derogatory or disparaging statements about Employee. In addition, Employer agrees to provide prospective employers of Employee with a neutral reference, including only Employee’s name, job title, and dates of employment.

E. Confidentiality

Employee agrees to treat the existence of this Agreement and its terms as strictly confidential. Employee will not reveal any of the terms of the Agreement, the amounts referred to in this Agreement, or the fact of the payment of such amounts, to any person, except Employee’s immediate family, attorney or tax preparer or other professional advisor to whom disclosure is necessary to achieve the purposes for which Employee has consulted with such professional advisor. If Employee discloses the Agreement to any person identified above, Employee must simultaneously inform the person to whom the disclosure is being made that he/she must keep the Agreement strictly confidential and that he/she may not disclose the Agreement to any other person without the advance written consent of Employee and Employer. Notwithstanding the above, nothing in this Agreement shall prohibit Employee from (i) advising a governmental taxing authority of the terms of this Agreement in response to question(s) posed by such taxing authority; (ii) testifying pursuant to a court order or subpoena issued by a governmental agency or court of law or their duly authorized agent(s), which appears valid on its face; (iii) revealing the terms of this Agreement as required by and in accordance with any law, regulation or ordinance; or (iv) revealing the terms of this Agreement in order to enforce its terms.

F. Future Cooperation

Employee hereby agrees, if requested by Employer, to fully cooperate in assisting Employer and its counsel in any litigation, proceeding, claim or dispute which arose before, during, or after Employee’s employment, and of which Employee has knowledge. If Employer makes a request of Employee to participate in such, and travel is necessary, Employer shall pay reasonable travel expenses consistent with Employer’s current travel policy in effect as of the Separation Date. Employer shall at its cost provide representation of its choice for any preparation for or representation of Employee, if Employer requests such services. If Employer requests assistance from Employee that requires Employee to provide work product, review prior work or analysis or spend time in preparation for testimony or litigation, Employer shall reimburse Employee for Employee’s time at an hourly rate consistent with Employee’s regular base salary at the time of Employee’s separation.

G. Covenant Not to Solicit.

Employee hereby consents and agrees that for a period ending one (1) year following the Separation Date, Employee shall not solicit, induce or attempt to induce, directly or indirectly, any employee of Employer or any of its affiliates to discontinue their employment with Employer or any of its affiliates, or induce or attempt to participate in any way to induce any employee of Employer or any of its affiliates to breach any agreement with Employer or any of its affiliates.  Employee further consents and agrees that for a period ending one (1) year following the Separation Date, Employee shall not solicit, induce or attempt to induce, directly or indirectly, any supplier, contractor, consultant or other representative of Employer or any of its affiliates to terminate their or its relationship with Employer or any of its affiliates. Employee further consents and agrees that for a period ending one (1) year following the Separation Date, Employee shall not solicit, induce or attempt to induce, directly or indirectly, any customer or client of Employer or its affiliates to discontinue their business relationship with Employer or any of its affiliates.

H. Covenant Not to Compete.

Employee acknowledges that during the course of his employment in the business of Employer prior to the Separation Date, Employee may have developed relationships with certain competing organizations in the Exposition and Events industries, including, but not limited to, Freeman Decorating Company and Champion Exposition Services company, as well as with certain contractors, subcontractors or customers of the Employer and subsidiaries and affiliates, and that the Employee had access during the course of Employee’s employment with Employer to information about the business of Employer which is confidential and/or constitutes trade secrets. Employee hereby covenants and agrees that for a period ending one (1) year following the Separation Date, Employee shall not engage directly or indirectly, either for Employee or another, or as an employee, partner, consultant, affiliate or controlling stockholder of any person or entity so engaged in providing of products, services or events similar to those of Employer or any of its affiliates, nor compete or aid another to compete in any way with Employer or with any parent, subsidiary or affiliate of Employer which may be engaged in any such businesses similar to Employer.

Nothing contained herein shall prevent Employee from purchasing or owning any stock listed on a stock exchange or traded in the over-the-counter market provided such purchases shall not result in Employee owning in the aggregate, directly or beneficially, 5% or more of the securities of any corporation engaged in a business which is competitive to that of the Employer.

I. Injunctive Relief

Employee acknowledges that a breach of any of the provisions of Sections II. C-H of this Agreement will irreparably and continually damage Employer, for which money damages may not be adequate. Consequently, Employee agrees that in the event Employee breaches or threatens to breach any of these covenants, Employer shall be entitled to preliminary and permanent injunction in order to prevent the continuation of such harm, and money damages insofar as they can be determined. Nothing in this Agreement shall be construed to prohibit Employer from pursuing any other remedy, the parties having agreed that all remedies are cumulative.

J. Return of Equipment and Documents

Unless otherwise noted in this Agreement, Employee shall return all of Employer’s property and information within Employee’s possession (“Property”). Such property includes, but is not limited to, documents, correspondence, credit cards, copy machines, facsimile machines, pagers, entry cards, keys, building passes, computer software, manuals, journals, diaries, files, lists, codes, and methodologies particular to Employer and any and all copies thereof. Moreover, Employee is strictly prohibited from making copies, or directing copies to Employee through e-mail or other transmission, of any of Employer’s property covered by this paragraph. Further, Employee covenants and agrees not to, or direct or solicit others to, destroy and Property.

K. Claims Involving Employer

Employee represents that Employee has not instituted, filed or caused others to file or institute any charge, complaint or action against Company. Employee covenants that, to the full extent permitted by law, Employee will not file or institute any charge, complaint or action against Company with respect to any matters arising before or on the date Employee signs this Agreement. Employee will not recommend or suggest to any potential claimants or employees of Employer or their attorneys or agents that they initiate claims or lawsuits against the Company, nor will Employee voluntarily aid, assist, or cooperate with any claimants or employees of Employer or their attorneys or agents in any claims or lawsuits now pending or commenced in the future against the Company; provided, however, that nothing in this paragraph will be construed to prevent Employee from giving truthful testimony in response to direct questions asked pursuant to a lawful subpoena during any future legal proceedings involving the Company.

L. Attorney’s Fees

Each party shall pay its own attorney’s fees and costs to enforce any term and provision of this Agreement in any action before any agency, tribunal, court or forum whatsoever, in law or in equity.

M. Time to Consider Agreement

•	Employee understands and acknowledges that Employee has ten (10) days from the date Employee receives this Agreement to consider and sign it.

•	Employee understands that Employee will not receive the benefits and privileges of this Agreement until eight (8) days following the Separation Date. This Agreement will be deemed withdrawn by Employer and null and void unless Employee signs the Agreement on or before the expiration of the applicable consideration period, as described in the prior paragraphs.

N. Invalidity and Partial Invalidity; Severability

If any term or provision of this Agreement shall be determined by a court of competent jurisdiction to be against public policy, invalid or unenforceable, the remainder of this Agreement or the application of such term or provision other than those terms or provisions which are held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the full extent permitted by law. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

O. Full Compensation

Employee agrees that the payments made and other consideration provided by Employer under this Agreement constitute full and sufficient compensation for the covenants and agreements of Employee herein, and for the release of all of Employee’s claims as set forth in the Agreement, including, but not limited to, all claims for attorneys’ fees, costs, and disbursements, and all claims for any type of legal or equitable relief.

P. No Admission of Wrongdoing

Employee understands and acknowledges that this Agreement does not constitute an admission that Employer has violated any local ordinance, state or federal statute, or principle of common law, or that Employer has engaged in any improper or unlawful conduct or wrongdoing against Employee. Employee agrees that Employee will not characterize this Agreement or the payment of any money or other consideration in accord with this Agreement as an admission that Employer has engaged in any wrongdoing.

Q. Breach of Agreement; Revocation of Severance Paid

Employee agrees that a breach or other violation by employee of any of the provisions of this Agreement shall be sufficient grounds for Employer to terminate this Agreement immediately, discontinue all payments due hereunder, and demand and be entitled to repayment of all payments made hereunder.

R. Arbitration

Except to the extent that claims by Employer or Employee are for injunctive relief, any dispute or difference of opinion between Employee and Employer (including all employees, partners or contractors of Employer) involving the formation of this Agreement, or the meaning, interpretation, or application of any provision of this Agreement, or any other dispute between Employee and Employer which relates to or arises out of the employment relationship between the parties, shall be settled exclusively by binding arbitration before one neutral arbitrator, and judgment on the award rendered by the arbitrator may be entered and enforced in any court having jurisdiction thereof.

S. Governing Law

This Agreement will be construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement will be governed by, the laws of the State of Nevada, except as may otherwise be interpreted, enforced and governed or preempted by Federal law.

T. Entire Agreement

This Agreement contains the entire agreement between the parties hereto, and supersedes all prior agreements, written and verbal, except for Employee’s Employee Patent and Trade Secret Agreement, use of Company-owned Computer Systems, Always Honest Agreements, Management Incentive Plan Participation Agreement, Performance Unit Plan, Restricted Stock and Performance Based Restricted Stock Agreements(s), which will remain in full force and effect, it being understood that this Agreement is in addition to and not in substitution for the covenants and obligations contained in such Agreements, and that language as it pertains to non-competition, will be applied consistently throughout all prior agreements as described in II.H. of this Separation Agreement.

III. Attestation

PLEASE READ THIS AGREEMENT CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

EMPLOYEE HEREBY STATES THAT, BEING OF LAWFUL AGE AND LEGALLY COMPETENT TO EXECUTE THIS AGREEMENT, EMPLOYEE HAS SIGNED THIS AGREEMENT AS A FREE AND VOLUNTARY ACT AND BEFORE DOING SO EMPLOYEE HAS BECOME FULLY INFORMED OF ITS CONTENT BY READING THE SAME OR HAVING IT READ TO EMPLOYEE SO THAT EMPLOYEE FULLY UNDERSTANDS ITS CONTENT AND EFFECT. OTHER THAN AS STATED HEREIN, THE PARTIES AGREE THAT NO PROMISE OR INDUCEMENT HAS BEEN OFFERED FOR THIS AGREEMENT AND THAT THE PARTIES ARE LEGALLY COMPETENT TO EXECUTE THE SAME.

EMPLOYEE FURTHER STATES THAT EMPLOYEE HAS BEEN ADVISED TO CONSULT AN ATTORNEY, THAT EMPLOYEE HAS BEEN GIVEN SUFFICIENT OPPORTUNITY TO REVIEW THIS DOCUMENT WITH AN ATTORNEY BEFORE EXECUTING IT AND THAT EMPLOYEE HAS DONE SO OR HAS VOLUNTARILY ELECTED NOT TO DO SO.

EMPLOYEE

	/s/ Kevin M. Rabbitt	7/13/2009

	Kevin M. Rabbitt	Date
APPROVED BY VIAD CORP FOR THE EMPLOYER
/s/ Suzanne Pearl	7/13/2009

Suzanne Pearl	Date

Vice President
Human Resources & Administration